Filed Pursuant to Rule 424(b)(3) Registration No. 333-290082 PROSPECTUS SUPPLEMENT NO. 4 (to Prospectus dated March 31, 2026) __________________________________________ KYIVSTAR GROUP LTD. __________________________________________ 4,350,266 COMMON SHARES 7,666,629 COMMON SHARES UNDERLYING WARRANTS __________________________________________ This Prospectus Supplement No. 4 (this “Supplement”) updates, amends and supplements the prospectus dated March 31, 2026 (including any amendments or supplements thereto, the “Prospectus”) which forms a part of our Registration Statement on Form F-1 (File No. 333-290082) (as amended, the “Registration Statement”), related to the offer and resale from time to time by the Selling Securityholders of up to 4,350,266 Common Shares and up to 7,666,629 Common Shares that are issuable upon exercise of our outstanding public warrants to purchase one Common Share at an exercise price of $11.50 per share. Capitalized terms used in this Supplement and not otherwise defined herein have the respective meanings ascribed to them in the Prospectus. This Supplement is being filed to update, amend and supplement the information previously included in the Prospectus with the information contained in our Report on Form 6-K which was submitted to the U.S. Securities and Exchange Commission (the “SEC”) on May 28, 2026 and is included immediately following the cover page of this Supplement. This Supplement is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Supplement, you should rely on the information in this Supplement. We may further amend or supplement the Prospectus and information in this Supplement from time to time by filing amendments to the Registration Statement or other supplements to the Prospectus, as required. Our Common Shares are listed on the Nasdaq Global Select Market under the symbol “KYIV.” On May 27, 2026, the last reported sale price of our common shares was $14.40 per share. Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 11 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Supplement is truthful or complete. Any representation to the contrary is a criminal offense. The date of this Supplement is May 28, 2026.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 6-K REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934 For the Month of May 2026 Commission File Number: 001-42804 Kyivstar Group Ltd. (Translation of registrant’s name into English) Unit 517, Level 5 Index Tower Dubai International Financial Centre (DIFC) United Arab Emirates (Address of principal executive offices) Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F. Form 20-F x Form 40-F o

EXPLANATORY NOTE On May 28, 2026, Kyivstar Group Ltd. published a press release, a copy of which is furnished hereto as Exhibit 99.1. EXHIBIT INDEX Exhibit No. Description of Exhibit 99.1 Press Release, dated May 28, 2026 SIGNATURES Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized. Date: May 28, 2026 Kyivstar Group Ltd. By: /s/ Boris Dolgushin Name: Boris Dolgushin Title: Chief Financial Officer

Kyivstar Group Appoints Taner Kızıltoprak as Chief Financial Officer, effective July 1, 2026 Seasoned international finance leader to support Kyivstar’s continued growth and digital transformation Kyiv, May 28, 2026 — Kyivstar Group Ltd. (Nasdaq: KYIV; KYIVW) (“Kyivstar Group”), the parent company of JSC Kyivstar (“Kyivstar”), Ukraine’s leading digital operator and part of VEON Group (Nasdaq: VEON), today announced the appointment of Taner Kızıltoprak as Chief Financial Officer of Kyivstar Group effective as of July 1, 2026. Taner will officially join Kyivstar Group on June 1, 2026 as an advisor to the President of Kyivstar Group, Oleksandr Komarov, working closely with Kyivstar Group’s leadership team until Taner transitions to the role of Chief Financial Officer. Boris Dolgushin will serve as Chief Financial Officer of Kyivstar Group until June 30, 2026, after which he will serve as an advisor to the President of Kyivstar Group focusing on strategic projects. “I am immensely grateful to Boris Dolgushin for seven outstanding years as a CFO and for his personal contribution to strategic transformation of the business from a telecom operator into an integrated digital company with multiple verticals, finance leadership in successful acquisition and integration of Uklon, Tabletki, Helsi and other businesses, consistently stellar financial performance, profitability and capital efficiency. My special thanks to Boris for his leadership in bringing the company to its Nasdaq listing”, Oleksandr Komarov, President of Kyivstar Group, said. “Taner’s extensive experience across telecommunications, digital services and international finance makes him an excellent fit for Kyivstar Group as we continue to expand our digital ecosystem and support Ukraine’s resilience and recovery. We look forward to welcoming him to the team and benefiting from his leadership as we advance our long-term strategy”. Taner brings more than 20 years of experience in senior financial leadership, strategic operations and international business management. Most recently, he served as Chief Executive Officer of 106 Dijital, a digital gaming company. Prior to this position, he spent 15 years with Turkcell Group, a leading telecommunications and technology services provider, listed on the New York Stock Exchange and Borsa Istanbul, where he held several senior roles including Deputy Group CFO. Taner is a graduate of Istanbul University’s Faculty of Business Administration and is a Turkish Certified Public Accountant.

About Kyivstar Group Ltd. Kyivstar Group Ltd. is a Nasdaq-listed holding company that operates Kyivstar, Ukraine’s leading digital operator. Kyivstar Group Ltd.’s companies provide a broad range of connectivity and digital services, including mobile and fixed-line voice and data, ride-hailing, e-health, digital TV, and enterprise solutions such as Big Data, cloud, and cybersecurity. For more information, please visit https://investors.kyivstar.ua. Nasdaq tickers: KYIV; KYIVW About JSC Kyivstar JSC Kyivstar is Ukraine’s leading digital operator, serving more than 22 million mobile customers and over 1.2 million home internet fixed line customers as of March 31, 2026. Kyivstar provides services using a wide range of mobile and fixed technologies, including 4G, Big Data, cloud solutions, cybersecurity services, digital TV and more. JSC Kyivstar is wholly owned by Kyivstar Group Ltd. (Nasdaq: KYIV; KYIVW), shares of which are traded on the U.S. stock exchange Nasdaq. Kyivstar contributes to overcoming the challenges of wartime and, over the past three years, has allocated over UAH 4.4 billion to support the Defense Forces, its subscribers and the implementation of social projects. JSC Kyivstar has operated in Ukraine for 28 years and is recognized as the largest taxpayer in the digital communications market, a top employer and a socially responsible company. Additional information: pr@kyivstar.net, www.kyivstar.ua. Disclaimer This release contains “forward-looking statements,” as the phrase is defined in Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, including in relation to, among other things, Kyivstar Group’s strategy, leadership transition, growth plans and digital transformation objectives. There are numerous risks and uncertainties that could cause actual results and performance to differ materially from those expressed by such statements, including risks and uncertainties related to Kyivstar Group’s strategy, leadership transition, growth plans and digital transformation objectives, among others discussed in the section entitled “Risk Factors” included in Kyivstar Group’s annual report on Form 20-F filed with the U.S. Securities and Exchange Commission (“SEC”) on March 16, 2026, as amended and supplemented from time to time, and in any other subsequent filings with the SEC by Kyivstar

Group. The forward-looking statements contained herein speak only as of the date of this release and Kyivstar Group disclaims any obligation to update them, except as required by applicable laws. Contact information Kyivstar Group Ltd Investor Relations ir@kyivstargroup.com